EXHIBIT 99.1

RALPH LAUREN REPORTS BETTER-THAN-EXPECTED FIRST QUARTER FISCAL 2015 PROFITS

—	First Quarter Net Revenues Increased 3% to $1.7 Billion, Led by Strong Retail Segment Growth
—	Operating Margin of 14.3% Reflects Investments in Growth Initiatives and Disciplined Operational Management
—	Earnings Per Diluted Share Was $1.80 in the First Quarter
—	The Company Repurchased 1.2 Million Shares of Class A Common Stock During the First Quarter

NEW YORK--(BUSINESS WIRE)—August 6, 2014-- Ralph Lauren Corporation (NYSE:RL) today reported net income of $162 million, or $1.80 per diluted share, for the first quarter of Fiscal 2015, compared to net income of $181 million, or $1.94 per diluted share, for the first quarter of Fiscal 2014.

“Our first quarter results demonstrate that we are making the right strategic decisions and investments to support our long-term growth objectives,” said Ralph Lauren, Chairman and Chief Executive Officer. “Later this month, we’ll mark an important milestone for the Polo brand with the introduction of Polo for women. That launch will be supported by the opening of our first Polo flagship store in New York City. This Fall, we’ll open a 20,000-square-foot Ralph Lauren luxury flagship store in Greater China, a critical brand expression in an important market for us. As exciting as these first steps are now, the long-term potential is even more compelling.”

“Our better-than-expected first quarter profitability reflects excellent progress on our strategic initiatives, including double-digit revenue growth for our international and global e-commerce operations,” said Jacki Nemerov, President and Chief Operating Officer. “I am proud of the team’s ability to navigate challenging market conditions while building robust platforms for sustainable growth over the long term. We’re supporting the growing global appeal of our brands and products with prudent investments in world-class shopping environments; advertising and marketing; and our infrastructure. Our priorities are clear, and we have the talent and financial strength to execute them.”

First Quarter Fiscal 2015 Income Statement Review

Net Revenues. Net revenues for the first quarter of Fiscal 2015 increased 3% to $1.7 billion, led by strong retail segment sales growth and double-digit expansion in international markets.

—
Wholesale Sales. Wholesale segment sales were $708 million in the first quarter of Fiscal 2015, 4% below the prior year period.  The decline in wholesale sales was due to higher revenues associated with the initial transition of Chaps men’s sportswear to a wholly-owned operation in the prior year period and a shift in the timing of shipments between quarters.

—
Retail Sales. Retail sales rose 9% to $960 million in the first quarter, reflecting the incremental contribution from new stores and double-digit growth in international markets and e-commerce. Consolidated comparable store sales increased 3% on a reported basis and were up 1% in constant currency during the first quarter.

—	Licensing. Licensing revenues of $40 million in the first quarter were 4% above the prior year period, reflecting higher royalties from higher sales of Ralph Lauren products worldwide.

Gross Profit. Gross profit for the first quarter of Fiscal 2015 increased 4% to $1.0 billion. Gross profit margin of 61.0% was 30 basis points above the prior year period, due to favorable channel and geographic mix that was partially offset by negative foreign currency effects.

Operating Expenses. Operating expenses of $799 million in the first quarter were 10% greater than the prior year period. The higher operating expenses primarily reflect business expansion; continued investment in the Company’s strategic growth initiatives and infrastructure; and costs associated with newly transitioned operations. The increase in operating expenses was partially offset by disciplined operational management.

Operating Income. Operating income for the first quarter of Fiscal 2015 was $244 million, 12% below the prior year, and operating margin was 14.3%, 240 basis points below the first quarter of Fiscal 2014. The lower operating margin is attributable to incremental investments in the Company’s long-term growth strategies, higher restructuring charges, and a gain on the Chaps men’s sportswear license acquisition that benefited the prior year period. Operating margin was better than the outlook that was provided in May due to disciplined operational management.

—
Wholesale Operating Income. Wholesale operating income of $180 million in the first quarter of Fiscal 2015 declined 13% from the prior year period. Wholesale operating margin declined 260 basis points to 25.5%, due to fixed cost deleverage on lower shipment volumes and unfavorable foreign currency effects.

—
Retail Operating Income. Retail operating income of $168 million was 2% above the prior year period. Retail operating margin declined 130 basis points to 17.5%, principally a result of costs associated with the Company’s global store development efforts and newly transitioned operations.

—	Licensing Operating Income. Licensing operating income of $36 million was 4% above the prior year period, consistent with the increase in licensing revenues.

Net Income and Diluted EPS. Net income for the first quarter of Fiscal 2015 was $162 million, 10% below the $181 million achieved in the comparable period of Fiscal 2014, and net income per diluted share declined 7% to $1.80 from $1.94 for the same time period. The contraction in net income per diluted share was a result of the decline in operating income that was partially offset by a lower effective tax rate and share count.

First Quarter Fiscal 2015 Balance Sheet and Cash Flow Review

The Company ended the first quarter with $1.4 billion in cash and investments, or $1.1 billion in cash and investments net of debt ("net cash"), compared to $1.4 billion in cash and investments and $1.1 billion in net cash at the end of the first quarter of Fiscal 2014. The first quarter ended with inventory of $1.2 billion compared to $1.1 billion in the prior year period.  The increase in inventory primarily reflects investments to support anticipated sales growth for existing operations and new store openings, in addition to incremental inventory associated with newly transitioned operations.

The Company had $85 million in capital expenditures in the first quarter of Fiscal 2015, compared to $66 million in the prior year period.  The Company repurchased approximately 1.2 million shares of Class A Common Stock during the first quarter at an average cost of $152.37 per share, utilizing $180 million of its authorized share repurchase programs. Approximately $400 million remained available under the Company’s authorized share repurchase programs at the end of the quarter.

Global Retail Store Network

The Company ended the first quarter of Fiscal 2015 with 436 directly operated stores, comprised of 140 Ralph Lauren stores, 61 Club Monaco stores and 235 Polo factory stores. The Company also operated 503 concession shop locations worldwide at the end of the first quarter. In addition to Company-operated locations, international licensing partners operated 65 Ralph Lauren stores and 17 dedicated shops, as well as 110 Club Monaco stores and shops at the end of the first quarter.

Fiscal 2015 Outlook

The Company continues to expect consolidated net revenues for Fiscal 2015 to increase by 6%-8%. The Fiscal 2015 operating margin is still estimated to be approximately 75-125 basis points below Fiscal 2014’s level, due to continued investment in the Company’s global retail development and infrastructure, in addition to increased advertising and marketing expense. The full year Fiscal 2015 tax rate is estimated at 30%.

In the second quarter of Fiscal 2015, the Company expects consolidated net revenues to increase by 4%-6%, led by retail segment growth. Operating margin for the second quarter of Fiscal 2015 is expected to be approximately 200-250 basis points below the comparable prior year period, primarily due to the timing of investments to support the Company’s strategic growth objectives. The second quarter tax rate is estimated at 30%.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Wednesday, August 6, 2014, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4799. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren First Quarter Fiscal 2015 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Wednesday, August 6, 2014 through 6:00 P.M. Eastern, Wednesday, August 13, 2014 by dialing 203-369-3359 and entering passcode 7281.

ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 47 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Ralph Lauren Childrenswear, Denim & Supply Ralph Lauren, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings, margins, expenses and earnings and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe" and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel; our ability to successfully implement our anticipated growth strategies, to continue to expand or grow our business and capitalize on our repositioning initiatives in certain merchandise categories; our ability to secure the technology facilities and systems used by the Company and those of third party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses or similar events; our ability to continue to maintain our brand image and reputation and protect our trademarks; the impact of global economic conditions and domestic and foreign currency fluctuations on the Company, the global economy and the consumer marketplace and our ability to access sources of liquidity; the impact of the volatile state of the global economy or consumer preferences on purchases of premium lifestyle products that we sell and our ability to forecast consumer demand; changes in the competitive marketplace and in our commercial relationships; risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations, including tax laws; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including tariffs and trade controls, raw materials prices and labor costs); our ability to continue to expand our business internationally; changes in our effective tax rates or credit profile and ratings within the financial community; changes in our relationships with department store customers and licensing partners; the potential impact on our operations and on our customers resulting from natural or man-made disasters; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	June 28,	March 29,	June 29,
	2014	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$711	$797	$940
Short-term investments	658	488	411
Accounts receivable, net of allowances	357	588	349
Inventories	1,180	1,020	1,053
Income tax receivable	61	62	28
Deferred tax assets	152	150	117
Prepaid expenses and other current assets	202	224	186

Total current assets	3,321	3,329	3,084

Property and equipment, net	1,363	1,322	944
Deferred tax assets	39	39	22
Goodwill	963	964	963
Intangible assets, net	293	299	325
Other non-current assets	151	137	122

Total assets	$6,130	$6,090	$5,460

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$-	$-	$271
Accounts payable	260	203	196
Income tax payable	96	77	71
Accrued expenses and other current liabilities	705	690	641

Total current liabilities	1,061	970	1,179

Long-term debt	300	300	-
Non-current liability for unrecognized tax benefits	136	132	151
Other non-current liabilities	661	654	369

Total liabilities	2,158	2,056	1,699

Equity:
Common stock	1	1	1
Additional paid-in-capital	2,017	1,979	1,797
Retained earnings	5,369	5,257	4,791
Treasury stock, Class A, at cost	(3,528)	(3,317)	(2,910)
Accumulated other comprehensive income	113	114	82

Total equity	3,972	4,034	3,761

Total liabilities and equity	$6,130	$6,090	$5,460

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	June 28,	June 29,
	2014	2013

Wholesale net sales	$708	$735
Retail net sales	960	879

Net sales	1,668	1,614

Licensing revenue	40	39

Net revenues	1,708	1,653

Cost of goods sold(a)	(665)	(649)

Gross profit	1,043	1,004

Selling, general, and administrative expenses(a)	(789)	(735)
Amortization of intangible assets	(6)	(9)
Gain on acquisition of Chaps	-	16
Restructuring and other charges	(4)	-
Total other operating expenses, net	(799)	(728)

Operating income	244	276

Foreign currency losses	(3)	(6)

Interest expense	(4)	(5)

Interest and other income, net	1	2

Equity in losses of equity-method investees	(3)	(2)

Income before provision for income taxes	235	265

Provision for income taxes	(73)	(84)

Net income	$162	$181

Net income per share - Basic	$1.82	$1.99

Net income per share - Diluted	$1.80	$1.94

Weighted average shares outstanding - Basic	88.9	90.8

Weighted average shares outstanding - Diluted	90.2	93.1

Dividends declared per share	$0.45	$0.40

(a) Includes total depreciation expense of:	$(63)	$(51)

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION

Net revenues and operating income for the periods ended June 28, 2014 and June 29, 2013 for each segment were as follows:

	Three Months Ended
	June 28,	June 29,
	2014	2013

Net revenues:
Wholesale	$708	$735
Retail	960	879
Licensing	40	39
Total net revenues	$1,708	$1,653

* Operating income:
Wholesale	$180	$207
Retail	168	165
Licensing	36	35
	384	407
Less:
Unallocated corporate expenses	(136)	(147)
Gain on acquisition of Chaps	-	16
Unallocated restructuring and other charges	(4)	-
Total operating income	$244	$276

*
During the fourth quarter of Fiscal 2014, the Company changed the manner in which it allocates certain costs for management reporting due to strategic changes it is implementing to globalize certain functions that will position the Company for future growth. These changes included realigning certain costs between segments and retaining other costs at the corporate level for some of the Company's global functions. Management believes these changes allow for a better representation of segment profitability and are aligned with how segment performance is assessed. This expense realignment did not result in a change to the Company’s reportable segments. However, as a result of these changes, the Company determined that it is more appropriate to retain certain previously allocated corporate expenses within its corporate unallocated expenses. All prior period segment information has been recast to reflect the change in the Company’s segment measurement on a comparable basis.  This recast had no impact on the Company’s consolidated financial statements in any period.

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Same - Store Sales Data

	Three Months Ended June 28, 2014 % Change
	As Reported	Constant Currency
Total Ralph Lauren	3%	1%

Operating Segment Data

	Three Months Ended		% Change
	June 28, 2014	June 29, 2013	As Reported	Constant Currency
Wholesale net sales	$708	$735	(3.7%)	(4.1%)
Retail net sales	960	879	9.2%	7.8%
Net sales	1,668	1,614	3.3%	2.4%
Licensing revenue	40	39	3.8%	3.7%
Net revenues	$1,708	$1,653	3.4%	2.4%

Ralph Lauren is a global company that reports its financial information in U.S. dollars, in accordance with U.S. GAAP (“GAAP”). Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars because the underlying currencies in which the Company transacts change in value over time compared to the U.S. dollar. These rate fluctuations can have a significant effect on reported operating results. As a supplement to its reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. The Company believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in its businesses. These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with GAAP.

SOURCE: Ralph Lauren Corporation
Investor Relations
James Hurley, 212-813-7862
or
Corporate Communications
Malcolm Carfrae, 212-583-2262